Exhibit 5.1

Withers BVI

____________, 2010

Ossen Innovation Co. Ltd
Floor 17, 518 Shangcheng Road
Shanghai 200120
People's Republic of China

Dear Sirs

Ossen Innovation Co. Ltd

We have acted as counsel as to British Virgin Islands law to Ossen Innovation Co. Ltd (the 'Company') in connection with the Company's registration statement on Form F-1 (the 'Registration Statement') filed on [          ] with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date, relating to the public offer and sale by the Company of the Company's ordinary shares of par value of US$0.01 each (the 'IPO Ordinary Shares').  We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1.	Documents Reviewed

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the written resolutions of the board of directors of the Company dated [ ] (the 'Board Resolutions');

1.2	the written resolutions of the shareholders of the Company dated [ ] (the ‘Shareholder Resolutions’);

1.3	a certificate of incumbency dated [ ] issued by Mossack Fonseca & Co (B.V.I.) Ltd, the Company's registered agent, a copy of which is attached hereto (the 'Registered Agent's Certificate');

1.4	the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands on [ ] including:

(a)	the Company's Certificate of Incorporation dated 21 January 2010; and

(b)	the Company's Memorandum and Articles of Association ('M&As');

1.5
the records of proceedings on file with and available for inspection on [            ] at the British Virgin Islands High Court Registry (together with the records referred to in paragraph 1.4 above the 'Searches');

1.6	a certificate from a director of the Company addressed to this firm dated [ ], a copy of which is annexed hereto (the 'Director's Certificate');

1.7	the Registration Statement; and

1.8	the Prospectus.

2.	Assumptions

For the purposes of this opinion we have assumed without further enquiry:

2.1	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

2.2	the genuineness of all signatures and seals;

2.3	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

2.4	that the information indicated by the Searches, the Registered Agent’s Certificate and the Director’s Certificate is and remains true and correct;

2.5	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

2.6	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.7
there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations;

2.8
that no director of the Company has a financial interest in or other relationship to a party therein or to the transaction contemplated by the Registration Statement except as expressly disclosed in the Board Resolutions;

2.9	that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any IPO Ordinary Shares; and

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to, and based on, circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof.

3.	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company is a limited liability company incorporated under the BVI Business Companies Act, 2004 and is validly existing and in good standing under the laws of the British Virgin Islands;

3.2	the Company is authorised to issue a maximum of 100,000,000 ordinary shares with a par value of US$0.01; and

3.3
upon the registration of the Second Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs in the British Virgin Islands and the effectiveness thereof, the issue of the IPO Ordinary Shares will be duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members, the IPO Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or Prospectus or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

'Non-assessability' is not a legal concept under British Virgin Islands law, but when we describe the IPO Ordinary Shares herein as being 'non-assessable' we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the IPO Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the M&As after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional ordinary shares or in any way increases the member's liability to contribute to the share capital of, or otherwise pay money to, the Company.

This opinion is issued solely in connection with the Registration Statement. Based upon and subject to the foregoing as well as the limitations set forth below, under presently applicable British Virgin Islands tax law, the statements of law set forth in the Prospectus under the heading “Taxation – British Virgin Islands Taxation” constitute our opinion as to the material British Virgin Islands tax consequences to U.S. and Non-U.S. Holders of the purchase, ownership, and disposition of Ordinary Shares.  We hereby consent to the discussion in the Prospectus under the heading “Taxation – British Virgin Islands Taxation,” the filing of this opinion as an Exhibit to the Registration Statement, and to being named in the Registration Statement, as required under Section 7 of the Securities Act of 1933, as having prepared or certified the relevant sections pertaining to the laws of the British Virgin Islands. We further consent to being named as having certified the discussion pertaining to the laws of the British Virgin Islands in the taxation section of the Prospectus.

Yours faithfully

Withers BVI